Exhibit 5.1

[Jones Day Letterhead]

December 27, 2012

Georgia Gulf Corporation

115 Perimeter Center Place, Suite 460

Atlanta, Georgia 30346

Re:    Registration Statement on Form S-4 of Georgia Gulf Corporation

Ladies and Gentlemen:

We are acting as counsel for Georgia Gulf Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, proposed to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of July 18, 2012 (as amended, the “Merger Agreement”), by and among the Company, PPG Industries, Inc., a Pennsylvania corporation (“PPG”), Eagle Spinco Inc., a Delaware corporation and wholly owned subsidiary of PPG (“Splitco”), and Grizzly Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), which provides for the merger of Merger Sub with and into Splitco, with Splitco as the surviving corporation and wholly owned subsidiary of the Company. The Shares are included in a registration statement (Reg. No. 333-183724) on Form S-4 under the Securities Act, originally filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2012 (as the same may be amended from time to time, the “Registration Statement”), to which this opinion has been filed as an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of the Shares), and (ii) the resolutions authorizing the Company to issue, offer and sell the Shares will remain in full force and effect at all times at which the Shares are offered or sold by the Company.

Georgia Gulf Corporation

December 27, 2012

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day